Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-271429) and related Prospectus of OceanPal Inc. for the registration of 45,665,000 Common Shares and 13,157 7.0% Series D Cumulative Convertible Perpetual Preferred Stock and to the incorporation by reference therein of our report dated April 06, 2022, with respect to the combined carve – out financial statements of OceanPal Inc. Predecessors included in the Annual Report (Form 20-F) of OceanPal Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
May 4, 2023